UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2026

NINE ENERGY SERVICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38347	80-0759121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Kirby Drive,Suite 200 Houston, Texas	77019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 730-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NINE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

As previously reported, on May 11, 2026, Heather Schmidt was appointed as Interim Chief Financial Officer of Nine Energy Service, Inc. (the “Company”). Effective as of May 22, 2026, the Board of Directors of the Company (the “Board”) has appointed Ms. Schmidt as Chief Financial Officer and principal financial officer of the Company on a permanent basis.

Ms. Schmidt, age 42, joined the Company in 2012. Since November 2024, she has served as the Company’s Senior Vice President of Strategic Development and Investor Relations, and prior to that, from 2020 to February 2025, she served as the Company’s Vice President, Strategic Development, Investor Relations and Marketing. Before joining the Company, Ms. Schmidt was with SCF Partners, a private equity firm that invests in energy services, products and technology companies globally. Ms. Schmidt’s strong and diverse background also includes fundraising and donor relations for a national political campaign and marketing for an NBA team. Ms. Schmidt received a Bachelor’s degree from Columbia University and an MBA from Rice University. There are no family relationships between Ms. Schmidt and any director or executive officer of the Company, and there are no transactions between the Company and Ms. Schmidt that would require disclosure under Item 404(a) of Regulation S-K.

Employment Agreement with Ms. Schmidt

In connection with Ms. Schmidt’s appointment as Chief Financial Officer, the Company and Ms. Schmidt entered into an Amended and Restated Employment Agreement (the “Employment Agreement”), effective as of May 22, 2026 (the “Effective Date”). The Employment Agreement provides for a base salary of $425,000 and a target annual bonus opportunity equal to 75% of base salary, in each case, effective as of the Effective Date. In addition, Ms. Schmidt received an incremental long-term incentive compensation award consisting of (i) a stock-settled time-based restricted stock unit award (“RSUs”) having a target value of $300,000, vesting over a period of three years subject to continued employment with the Company, and (ii) a performance-based cash award (“Performance Award”) eligible to vest based on relative total shareholder return (TSR) performance measured over three separately-measured annual performance periods and subject to continued employment through the full three-year performance cycle, having a target value of $300,000. The maximum cash value that can be earned in respect of the Performance Award is equal to 200% of the target award. The RSUs and Performance Award include customary termination protections in connection with certain involuntary terminations of employment, as well as “double trigger” vesting provisions in connection with a change in control.

The Employment Agreement also provides that if Ms. Schmidt’s employment is terminated (i) by the Company without “cause” or (ii) by Ms. Schmidt for “good reason” (each, a “Qualifying Termination”), then, provided that Ms. Schmidt timely executes and does not revoke a release of claims and abides by the restrictive covenants included in the Employment Agreement, Ms. Schmidt will be eligible to receive: (A) a severance payment, payable in 12 substantially equal installments, in an aggregate amount equal to (i) one (the “Severance Multiple”) multiplied by (ii) the sum of: (x) Ms. Schmidt’s base salary for the year in which such termination occurs and (y) Ms. Schmidt’s then-current target annual bonus; (B) a prorated annual bonus for the year in which such Qualifying Termination occurs, subject to achievement of the applicable performance criteria; and (iii) if Ms. Schmidt elects COBRA continuation coverage, monthly reimbursement for the amount paid by Ms. Schmidt to continue such coverage for up to 18 months following the date of such Qualifying Termination. If such Qualifying Termination occurs within 24 months following a change in control, the Severance Multiple will be equal to two.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement by and between the Company, Nine Energy Service, LLC, and Ms. Schmidt, effective as of May 22, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2026	NINE ENERGY SERVICE, INC.

	By:	/s/ Ann G. Fox
Ann G. Fox President, Chief Executive Officer, Secretary and Director

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